UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

         CERTIFICATION AND NOTICE OF SUPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITES EXCHANGE ACT OF 1934.




                         Commission File Number: 0-10820

                    Head Holding Unternehmensbeteiligung GmbH
             (Exact name of registrant as specified in its charter)

         Tyroliaplatz 1, 2320 Schwechat, Austria, Tel: +43-1-701-79-336 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          10 3/4% Senior Notes due 2006
            (Title of each class of securities covered by this Form)

                                      None
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)     |_|    Rule 12h-3(b)(1)(i)       |_|

    Rule 12g-4(a)(1)(ii)    |_|    Rule 12h-3(b)(1)(ii)      |_|

    Rule 12g-4(a)(2)(i)     |_|    Rule 12h-3(b)(2)(i)       |X|

    Rule 12g-4(a)(2)(ii)    |_|    Rule 12h-3(b)(2)(ii)      |_|

                                   Rule 15d-6                |_|

         Approximate number of holders of record as of the certification or notice date: 250

     Pursuant to the requirements of the Securities Exchange Act of 1934 Head Holding Unternehmensbeteiligung GmbH has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: January 29, 2002                      By: /s/ Johan Eliasch
                                               -----------------------
                                                   Johan Eliasch
                                                   Managing Director and
                                                   Chief Executive Officer